Exhibit 99.2

ZARLINK SEMICONDUCTOR INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CANADIAN SUPPLEMENT

           (In millions of U.S. dollars, except per share amounts, and in accordance with CDN GAAP)

The following Management's Discussion and Analysis of Financial Condition and Results of Operations - Canadian Supplement (Canadian Supplement) should be read in conjunction with Zarlink's Management's Discussion and Analysis of Financial Condition and Results of Operations included in Item 2 of this Quarterly Report. The Canadian Supplement should also be read in conjunction with the unaudited consolidated financial statements and notes thereto prepared in accordance with U.S. GAAP (included in Item 1 of this Quarterly Report), the unaudited consolidated financial statements and notes thereto prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP) (included in Exhibit 99.1) and the audited consolidated financial statements and notes thereto included in the Company's Annual Information Form for the fiscal year ended March 26, 2004.

Certain statements in this Canadian Supplement constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Zarlink, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the following: increasing price and product/service competition by foreign and domestic competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products on a timely, cost-effective basis; delays in product development; product mix; the ability to ensure continuity of supply from outside fabrication services; changes in environmental and other domestic and foreign governmental regulations; protection and validity of patent and other intellectual property rights; import protection and regulation; industry competition; industry capacity and other industry trends; the ability of the Company to attract and retain key employees; demographic changes and other factors referenced in the Company's Annual Report on Form 10-K for the fiscal year ended March 26, 2004.

The Canadian Supplement has been prepared by management to provide an analysis of the material differences between Canadian GAAP and U.S. GAAP with respect to Zarlink's financial condition and results of operations.

RESULTS OF OPERATIONS

                                                           Three Months Ended                  Six Months Ended
                                                    ---------------------------------  ---------------------------------
(millions of U.S. dollars, except per share           Sept. 24,        Sept. 26,        Sept. 24,         Sept. 26,
    amounts)                                            2004             2003              2004             2003
                                                    ---------------- ----------------  ---------------  ----------------
Income (loss) from operations before income taxes
    - U.S. GAAP                                     $        3.2     $      (19.2)     $        9.7     $      (25.1)
                                                    ================ ================  ===============  ================
Loss from operations before income taxes - CDN GAAP
                                                    $       (0.2)    $      (19.3)     $       (1.0)    $      (25.1)
                                                    ================ ================  ===============  ================
Net income (loss) for the period - U.S. GAAP        $        3.2     $      (18.9)     $       10.7     $      (25.1)
                                                    ================ ================  ===============  ================
Net income (loss) for the period - CDN GAAP         $       (0.1)    $      (18.8)     $        0.1     $      (24.7)
                                                    ================ ================  ===============  ================
Net income (loss) per common share - U.S. GAAP:
    Basic and diluted                               $       0.02     $      (0.15)     $       0.08     $      (0.20)
                                                    ================ ================  ===============  ================
Net income (loss) per common share - CDN GAAP:
    Basic and diluted                               $         --     $      (0.15)     $      (0.01)    $      (0.20)
                                                    ================ ================  ===============  ================


The difference in income (loss) before income taxes between U.S. and Canadian GAAP was principally due to differences in the treatment of stock compensation expense, the treatment of imputed interest income on the valuation of the long-term note receivable, the method used to record a gain on the sale of a business, and the method used to record an impairment charge for long-lived and intangible assets in previous years.

        (In millions of U.S. dollars, except per share amounts, CDN GAAP)

During Fiscal 2004, Zarlink began expensing stock options under Canadian GAAP using the fair value method. Zarlink uses the intrinsic method of accounting for stock options under U.S. GAAP. In the second quarter of Fiscal 2005 there was $0.4 of stock compensation expense recorded in the Company's earnings under Canadian GAAP, as compared to compensation expense of nil recorded under U.S. GAAP (three months ended September 26, 2003 - no expense under Canadian or U.S.
GAAP). As a result, the net income under Canadian GAAP as compared to U.S. GAAP was lower by $0.4 for the quarter ended September 24, 2004 (quarter ended September 26, 2003 - no difference). In the first six months of Fiscal 2005 there was $0.8 of stock compensation expense recorded in the Company's earnings under Canadian GAAP, as compared to compensation expense of $0.1 recorded under U.S. GAAP (six months ended September 26, 2003 - no expense under Canadian or U.S. GAAP). As a result, the net income under Canadian GAAP as compared to US GAAP was $0.7 lower for the six months ended September 24, 2004 (six months ended September 26, 2003 - no difference). Under U.S. GAAP stock compensation expense has been included in S&A expense.

Under Canadian GAAP there are differences in the net book values of certain tangible and intangible assets as a result of different methods used to determine fair values resulting from their impairment in previous years. The different net book values of tangible and intangible assets resulted in a higher depreciation and amortization expense under Canadian GAAP by $0.2 for the three months ended September 24, 2004 (three months ended September 26, 2003 - higher by $0.2). For the first six months of Fiscal 2005, the differences resulted in a higher depreciation and amortization expense under Canadian GAAP by $0.4 (six months ended September 26, 2003 - higher by $0.4).

The Canadian GAAP interest income was higher than the corresponding U.S. GAAP amount due to differences in the treatment of imputed interest income on the valuation of a long-term note receivable. Under Canadian GAAP, the interest income has been recorded in the Company's earnings, as compared to under U.S. GAAP, where the income has been deferred and netted against the value of the note receivable. The difference in accounting resulted in a higher interest income under Canadian GAAP by $0.2 for the three months ended September 24, 2004 (three months ended September 26, 2003 - higher by $0.3). For the first six months of Fiscal 2005, the difference resulted in a higher interest income under Canadian GAAP by $0.4 (six months ended September 26, 2003 - higher by $0.8).

Under U.S. GAAP, a gain on sale of business of $2.9 and $9.9 was recorded in the three and six months ended September 24, 2004, respectively. This was the result of payments on a note receivable from X-FAB. Under Canadian GAAP, the gain was recognized in Fiscal 2002 at the time of the sale of the business. As a result of this difference in the treatment of the sale of the business, Zarlink's net income under U.S. GAAP was $2.9 and $9.9 higher than the net income under Canadian GAAP for the three and six months ended September 24, 2004, respectively (three and six months ended September 26, 2003 - no difference).

Under Canadian GAAP, capital taxes and investment tax credits are included in operating income. Under U.S. GAAP, capital taxes and investment tax credits are included in income tax expense. For the three months ended September 24, 2004, the Canadian GAAP operating income was lower and the income tax recovery was higher by $0.1. For the three months ended September 26, 2003, the Canadian GAAP operating loss was higher, and income tax recovery was higher by $0.2. For the six months ended September 24, 2004, the Canadian GAAP operating loss was higher, and income tax recovery was higher by $0.1, and for the six months ended September 26, 2003, operating loss was higher and income tax expense was higher by $0.4.


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